Exhibit 23.3
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-78053) pertaining to the Orbit/FR, Inc. stock option plan of our report dated March 31, 2009, with respect to the consolidated financial statements and schedule of Orbit/FR, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Kost Forer Gabbay & Kasierer
April 14, 2009
Tel Aviv, Israel